Exhibit 99.1

       State Street Corporation Announces First-Quarter Results

    BOSTON--(BUSINESS WIRE)--April 13, 2004--State Street Corporation announced today first-quarter earnings per diluted share of $0.63, or net income of $217 million, on revenue of $1.2 billion. These results compare to earnings per diluted share of $0.29, or net income of $96 million, on revenue of $1.0 billion in the first quarter of last year. Total expenses in the first quarter of 2004 of $908 million are up $74 million compared to the year-ago quarter.
    Results for the first quarter of 2004 include pre-tax merger and integration costs of $18 million, or $0.04 per diluted share due to the continuing integration of the Deutsche Bank Global Securities Services business (GSS), acquired in January, 2003. Results for the first quarter of 2003 included pre-tax merger and integration costs of $37 million, or $0.07 per diluted share, related to the GSS acquisition and an after tax charge of $25 million, or $0.08 per diluted share, related to a tax matter with the Commonwealth of Massachusetts. First quarter 2003 results also include the operating results of the divested Private Asset Management business.
    For the first quarter of 2004, return on stockholders' equity was 14.8% compared to 10.0% for 2003.
    In reporting its financial results, State Street has prepared information in two categories:

    -- "Reported" results are in accordance with generally accepted accounting principles (GAAP).

    -- "Operating" results are "reported" results excluding merger and integration costs, the impact of the state tax matter in 2003, and the results of divested businesses. They are presented on a taxable-equivalent basis.

    State Street believes that non-GAAP financial information assists investors and others by providing them with financial information in a format that presents comparable financial trends of ongoing business activities.
    Operating earnings per share for the first quarter were $0.67, up 56% compared to operating earnings per share of $0.43 for the first quarter of 2003. Operating results for 2003 have been reduced from the previously reported $0.44 per share reflecting the impact of the divested Private Asset Management business.
    Operating revenue of $1.2 billion in the first quarter of 2004 was up 21% from the first quarter of 2003, primarily due to increases in servicing and management fees, foreign exchange, brokerage fees, and processing fees and other, offset in part by lower securities gains. Operating expenses of $890 million in the first quarter of 2004 were up $105 million, or 13%, from the first quarter of 2003. This comparison reflects two months of recorded operating activity for the GSS business acquired on January 31, 2003, compared with three full months in 2004. Return on stockholders' equity on an operating basis was 15.6% for the quarter.
    The following table summarizes State Street's reported and operating results for the first quarters of 2004 and 2003. Detailed information is available in the Addendum Selected Financial Information tables included with this press release.

Dollars in millions, except per share data; shares in
 millions
                 For the three months ended
                  March 31, 2004          March 31, 2003

              Reported  Operating(a)   Reported  Operating(b)
             -----------------------  -----------------------
Fee revenue      $1,013      $1,013         $790        $772
All other
 revenue            206         217          230         243
             -----------------------  -----------------------
Total revenue     1,219       1,230        1,020       1,015
Total
 expenses           908         890          834         785
Taxes                94         112           90          89
             -----------------------  -----------------------
Net income         $217        $228          $96        $141
             =======================  =======================

Diluted eps       $0.63       $0.67        $0.29       $0.43
Diluted
 shares             342         342          332         332

    (a) excludes merger and integration costs, presented on a taxable-equivalent basis.
    (b) excludes merger and integration costs, the results of the divested Private Asset Management business, and the impact of a state tax matter, presented on a taxable-equivalent basis.

    David A. Spina, State Street's chairman and chief executive officer, said, "I am pleased with our first-quarter performance. We are winning a significant amount of new business, both from new clients and from clients with whom we have long-term relationships. We are beginning to see additional large wins in our investment management outsourcing business and our equity execution business is growing at a very encouraging pace. State Street Global Advisors continues to achieve excellent results.
    The integration of the Global Securities Services business is continuing to run smoothly and is on track with regard to timing and our financial projections. The acquisition of GSS was truly transformational for State Street in strengthening our leadership position in Europe. I believe we're also balancing our near-term objective of cost containment with our need to make long-term strategic investments. Based on our first-quarter results, I am confident that we are stronger than ever and well positioned for the future."

    FIRST QUARTER RESULTS VS. YEAR-AGO QUARTER

    The following review of specific revenue and expense categories uses operating results to provide consistent comparable data to the year-earlier period.
    Servicing fees were up 27%, to $555 million from $438 million. The increase was attributable to the extra month of GSS revenue, higher equity market valuations, and new business from existing and new clients in 2004. Total assets under custody were $9.4 trillion, up 19%, compared with $7.9 trillion in the year-ago quarter. Daily average values for the S&P 500 Index were up 32% from the first quarter of 2003; daily average values for the MSCI(R) EAFE Index(SM) were up 46%.
    Investment management fees, generated by State Street Global Advisors, were $147 million, up 36% compared to $108 million a year ago. Management fees reflected an increase in average month-end equity valuations and continued new business success. Total assets under management were $1.2 trillion, up 58%, compared to $788 billion the previous year.
    Securities lending revenue was $64 million in the quarter, compared to $55 million in the year-ago quarter, an increase of 16%. The increase in securities lending revenue reflects a 35% improvement in volume of securities lent, partially offset by significantly narrower interest-rate spreads.
    Foreign exchange trading revenue was $118 million for the quarter, compared to $72 million a year ago, a 63% increase. The increase was attributable to significantly higher volatilities, reflecting higher cross-border investment activities by our clients, and improved volumes.
    Brokerage fees were $45 million in the first quarter, up 51% from $30 million a year ago due to an increase in transition management and growth in electronic trade execution.
    Processing fees and other increased $15 million, or 21% to $84 million primarily due to improved performance of the company's joint ventures.
    Net interest revenue was $214 million, a decrease of $3 million, or 1%, from a year ago. Net interest revenue from leveraged leases in the first quarter of 2004 included a $19 million reduction in interest income due to a change in the applicable state tax rate. This charge was partially offset by an increase in net interest revenue resulting from a larger average balance sheet during the quarter.
    Gains on the sale of securities of $3 million compares with gains of $26 million from the year-ago quarter.
    Operating expenses increased from $785 million to $890 million, up $105 million, or 13%. Approximately half of the increase was due to the extra month of GSS operations in 2004. Higher salaries and benefits expenses were due to increased incentive compensation. The increase in expenses also included higher transaction processing services, due to substantially higher brokerage volumes and higher occupancy expenses.
    On an operating basis, the effective tax rate in the first quarter of 2004 was 30%, compared to 35% in the first quarter of 2003. The reduced effective state tax rate in the first quarter was due to an $18 million benefit related to the leveraged lease state tax rate adjustment. State Street's estimated full-year tax rate including this adjustment is 33%, and is estimated to be 34% excluding this adjustment.

    FIRST-QUARTER RESULTS VS. FOURTH QUARTER

    On a reported basis, first-quarter net income per diluted share of $0.63, which included $18 million, or $0.04 per diluted share of merger and integration charges, compares to a net income per diluted share of $1.33 in the fourth quarter. Fourth quarter 2003 results included a gain of $0.56 per diluted share on the sale of the Private Asset Management business and $0.12 per diluted share due to the settlement of the residual escrow from the 2002 sale of the Corporate Trust business, offset by $0.06 per diluted share in merger and integration charges. Total revenue in the first quarter of $1.2 billion is down 19% versus $1.5 billion in the fourth quarter which included $345 million in gains on the sale of divested businesses. Total expenses in the first quarter of $908 million are up $80 million compared to the fourth quarter.
    On an operating basis, first-quarter net income of $228 million, or $0.67 per share, is down 6% from $239 million, or $0.71 per share in the fourth quarter. First quarter 2004 included a gain of $4 million resulting from the final mark-to-market of a variable share repurchase contract entered into in conjunction with the GSS acquisition, compared with a mark-to-market gain of $23 million in the fourth quarter of 2003. Fourth quarter 2003 results also included $19 million due to a settlement of a foreign exchange matter with Deutsche Bank associated with the GSS operations. Revenue rose from $1.17 billion to $1.23 billion and expenses rose from $795 million to $890 million.

    GSS ACQUISITION UPDATE

    On an operating basis, State Street's 2004 first-quarter results include $0.02 earnings per share, after finance charges, on revenues of $160 million and expenses of $138 million, associated with the GSS business. The first quarter of 2003 reflected a loss of $0.02 in earnings per share after finance charges, on revenues of $92 million and expenses of $92 million, excluding merger and integration costs. The first quarter of 2003 represented two months of recorded activity compared with the full quarter of activity in 2004.
    To date, State Street has completed about 70% of the world-wide client conversions, and we expect to be substantially complete by the end of 2004. The pre-tax merger and integration costs associated with the acquisition in the first quarter of 2004 totaled $18 million. The Company expects pretax merger and integration costs related to these conversions to be about $50 to $60 million this year.

    INVESTOR CONFERENCE CALL

    State Street will webcast an investor conference call today, Tuesday, April 13, 2004, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 719/457-2617 (confirmation code 565585). Recorded replays of the conference call will be available on the web site, and by telephone at +1 402/220-4230, beginning at 2:00 PM today. This press release and additional financial information is available on State Street's website, at www.statestreet.com/stockholder, under "Financial Reports."
    State Street Corporation (NYSE: STT) is the world's leading specialist in providing institutional investors with investment servicing, investment management and investment research and trading. With $9.4 trillion in assets under custody and $1.2 trillion in assets under management, State Street operates in 24 countries and more than 100 markets worldwide and employs 19,800 people worldwide. For more information, visit State Street's web site at www.statestreet.com or call 877/639-7788 (NEWS STT) toll-free in the United States and Canada, or +1 202/266-3340 outside those countries.
    This news announcement contains forward-looking statements as defined by United States securities laws, including statements about the financial outlook and business environment. Those statements are based on current expectations and involve a number of risks and uncertainties, including those related to the pace at which State Street adds new clients or at which existing clients use additional services, the value of global and regional financial markets, the pace of cross-border investment activity, changes in interest rates, the pace of worldwide economic growth and rates of inflation, the extent of volatility in currency markets, consolidations among clients and competitors, State Street's business mix, the dynamics of markets State Street serves, and State Street's success at integrating and converting acquisitions into its business. Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in State Street's 2003 annual report and subsequent SEC filings. State Street encourages investors to read the Corporation's annual report, particularly the section on factors that may affect financial results, and its subsequent SEC filings for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this press release speak only as of the date hereof, April 13, 2004, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

                       STATE STREET CORPORATION
                      Addendum Earnings Digest(1)

             (Dollars in millions, except per share data)

                                      Quarter ended March 31,
                                          2004         2003  % Change

Revenue                                 $1,219       $1,020        20

Earnings                                   217           96       125

Diluted earnings per share                 .63          .29       117

(1) Information presented in accordance with accounting principles generally accepted in the United States



                       STATE STREET CORPORATION
                Addendum Selected Financial Information

I. CONSOLIDATED STATEMENT OF INCOME PREPARED IN ACCORDANCE WITH
   ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES

                                                    Reported Results
                                               Quarter Ended March 31,
  (Dollars in millions, except per share data)       2004      2003

  Fee Revenue:
  Servicing fees                                  $    555  $    438
  Management fees                                      147       125
  Global securities lending                             64        55
  Foreign exchange trading                             118        72
  Brokerage fees                                        45        30
  Processing fees and other                             84        70
    Total Fee Revenue                                1,013       790

  Net Interest Revenue:
  Interest revenue                                     384       397
  Interest expense                                     181       193

    Net interest revenue                               203       204
  Provision for loan losses                              -         -
    Net interest revenue after provision for loan
     losses                                            203       204

  Gains on the sales of available-for-sale
   investment securities, net                            3        26
    Total Revenue                                    1,219     1,020

  Operating Expenses:
  Salaries and employee benefits                       462       443
  Information systems and communications               139       130
  Transaction processing services                       96        72
  Occupancy                                             90        71
  Merger and integration costs                          18        37
  Other                                                103        81
    Total operating expenses                           908       834
    Income before income taxes                         311       186
  Income taxes                                          94        90
    Net Income                                    $    217  $     96

  Earnings Per Share:
    Basic                                         $    .65  $    .29
    Diluted                                            .63       .29

  Average Shares Outstanding (in thousands):
    Basic                                          334,635   329,569
    Diluted                                        342,129   332,054

  Return on equity                                    14.8%     10.0%

  Cash dividends declared per share               $    .15  $    .13


II. OTHER SELECTED FINANCIAL INFORMATION


                                                       Quarter ended
    (Dollars in millions, except per share data or        March 31,
     where otherwise indicated)                        2004     2003

    Assets under custody  (in billions)              $ 9,422  $ 7,910
    Assets under management  (in billions)             1,241      788

    Total assets                                     $92,896  $79,109
    Long-term debt                                     2,244    1,616
    Stockholders' equity                               5,942    5,051

    Closing price per share of common stock          $ 52.13  $ 31.63



                       STATE STREET CORPORATION
                Addendum Selected Financial Information

III. SUPPLEMENTAL INCOME STATEMENT INFORMATION - RECONCILIATION OF OPERATING RESULTS

                                   Reconciliation of Financial Results
                                            (Dollars in millions)
                                         Quarter Ended March 31, 2004

                                          Operating          Reported
                                           Results   Other   Results
     Fee Revenue:
     Servicing fees                      $     555          $    555
     Management fees                           147               147
     Global securities lending                  64                64
     Foreign exchange trading                  118               118
     Brokerage fees                             45                45
     Processing fees and other                  84                84
       Total fee revenue                     1,013             1,013

     Net Interest Revenue:
     Net Interest Revenue                      214  $ (11)       203
     Provision for loan losses                   -      -          -
       Net interest revenue after provision
        for loan losses                        214    (11)(1)    203

     Gains on the sales of available-for-
      sale investment securities, net            3      -          3
       Total Revenue                         1,230    (11)     1,219

     Operating Expenses:
     Salaries and employee benefits            462      -        462
     Information systems and
      communications                           139      -        139
     Transaction processing services            96      -         96
     Occupancy                                  90      -         90
     Merger and integration costs                -     18(2)      18
     Other                                     103      -        103
       Total operating expenses                890     18        908
       Income before income taxes              340    (29)       311
     Income taxes                              101     (7)(3)     94
     Taxable-equivalent adjustment              11    (11)(1)      -
       Net Income                        $     228  $ (11)  $    217

     Diluted Earnings Per Share          $     .67  $(.04)  $    .63

     Average Diluted Shares (in
      thousands)                           342,129           342,129

     Return on equity                         15.6%             14.8%

     Notes:

     Reported results agree with the Corporation's Consolidated
     Statement of Income.

    (1) Taxable-equivalent adjustment is not included in reported results.
    (2) Merger and integration costs associated with the acquisition of the GSS business.
    (3) Reflects the tax benefit associated with the merger and integration costs.



                       STATE STREET CORPORATION
                Addendum Selected Financial Information

IV. SUPPLEMENTAL INCOME STATEMENT INFORMATION - OPERATING RESULTS YEAR OVER YEAR COMPARISON

Operating results are a non-GAAP measure defined by State Street as reported results excluding merger and integration costs, impact of a state tax matter and results of a divested business and are presented on a taxable-equivalent basis.



                                                Operating Results
    (Dollars in millions, except per share    Quarter Ended March 31,
     data)                                    2004    2003(1) % Change
    Operating Fee Revenue:
    Servicing fees                            $555     $438       27%
    Management fees                            147      108       36
    Global securities lending                   64       55       16
    Foreign exchange trading                   118       72       63
    Brokerage fees                              45       30       51
    Processing fees and other                   84       69       21
      Total Operating Fee Revenue            1,013      772       31

    Operating Net Interest Revenue:
    Net Interest Revenue                       214      217
    Provision for loan losses                    -        -
      Operating net interest revenue after
       provision for loan losses               214      217       (1)
       (taxable-equivalent basis)

    Gains on the sales of available-for-sale
     investment securities, net                  3       26      (89)
      Total Operating Revenue                1,230    1,015       21

    Expenses - Operating Results:
    Salaries and employee benefits             462      436        6
    Information systems and communications     139      130        7
    Transaction processing services             96       72       33
    Occupancy                                   90       70       29
    Other                                      103       77       34
      Total Expenses - Operating Results       890      785       13
      Operating Income before income taxes     340      230       48
    Income taxes                               101       76
    Taxable-equivalent adjustment               11       13
      Net Operating Income                    $228     $141       63

     Diluted Operating Earnings Per Share     $.67     $.43       56


Notes:
(1) Reflects restatement of previously issued operating-basis supplemental financial information to exclude the results of the divested Private Asset Management business, including $18 million of revenue, $12 million of expenses and $.01 in diluted operating earnings per share.



                       STATE STREET CORPORATION
             Addendum Consolidated Statement of Condition

                                    March 31,  December 31,  March 31,
(Dollars in millions)                 2004         2003         2003
Assets
Cash and due from banks             $ 2,379      $ 3,376      $ 1,581
Interest-bearing deposits with
 banks                               27,228       21,738       21,007
Securities purchased under
 resale agreements                   13,968        9,447       14,221
Federal funds sold                    1,000          104        1,450
Trading account assets                  347          405        1,316
Investment securities                34,605       38,215       28,600
Loans (less allowance of $36,
 $61 and $61)                         4,968        4,960        4,639
Premises and equipment                1,238        1,212          948
Accrued income receivable             1,014        1,015          829
Goodwill                              1,329        1,326        1,191
Other intangible assets                 542          525          486
Other assets                          4,278        5,211        2,841
  Total Assets                      $92,896      $87,534      $79,109

Liabilities

Deposits:
 Noninterest-bearing                $ 9,352      $ 7,893      $ 7,026
 Interest-bearing -- U.S.             6,826        5,062        6,114
 Interest-bearing -- Non-U.S.        37,334       34,561       25,265
  Total Deposits                     53,512       47,516       38,405

Securities sold under repurchase
 agreements                          21,811       22,806       23,435
Federal funds purchased               2,083        1,019        4,690
Other short-term borrowings           1,434        1,437        2,004
Accrued taxes and other expenses      2,386        2,424        1,991
Other liabilities                     3,484        4,363        1,917
Long-term debt                        2,244        2,222        1,616
  Total Liabilities                  86,954       81,787       74,058

Stockholders' Equity
Preferred stock, no par:
 authorized 3,500,000; issued
 none
Common stock, $1 par: authorized
 500,000,000; issued
 337,130,000, 337,132,000 and
 337,145,000                            337          337          337
Surplus                                 298          329          305
Retained earnings                     5,174        5,007        4,525
Accumulated other comprehensive
 income                                 207          192           94
Treasury stock at cost (1,705,000,
 2,658,000 and 4,749,000 shares)        (74)        (118)        (210)
  Total Stockholders' Equity          5,942        5,747        5,051
  Total Liabilities and
   Stockholders' Equity             $92,896      $87,534      $79,109

    CONTACT: State Street Corporation
             Contact:
             Edward J. Resch, 617-664-1110
             Investors:
             Kelley MacDonald, 617-664-3477
             Media:
             Hannah Grove, 617-664-3377